   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997

                                                    REGISTRATION NO. 33-

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                       SECURITIES AND EXCHANGE COMMISSION

                              450 5TH STREET N.W.
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------

                                  PFIZER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               13-5315170
        (STATE OF INCORPORATION)                    (I.R.S. EMPLOYER
                                                   IDENTIFICATION NO.)

                              235 EAST 42ND STREET
                         NEW YORK, NEW YORK 10017-5755
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                 PFIZER CANADA INC. SAVINGS AND INVESTMENT PLAN
                            (FULL TITLE OF THE PLAN)

                           TERENCE J. GALLAGHER, ESQ.
                                  PFIZER INC.
                              235 EAST 42ND STREET
                         NEW YORK, NEW YORK 10017-5755
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                               MARGARET M. FORAN
                                  PFIZER INC.
                              235 EAST 42ND STREET
                         NEW YORK, NEW YORK 10017-5755

                                 (212) 573-2323
                    (TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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
                                                                    PROPOSED
                                                     PROPOSED       MAXIMUM
                                       AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
    TITLE OF SECURITIES TO BE          TO BE      OFFERING PRICE    OFFERING     REGISTRATION
           REGISTERED                REGISTERED    PER SHARE(1)     PRICE(1)         FEE

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
Common Stock, $.05 par value ...    50,000 shs.       $60.41       $3,020,500      $915.30

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(1) Estimated to calculate the registration fee based on the average of the high and low prices of Pfizer Inc. Common Stock for New York Stock Exchange Composite Transactions on September 19, 1997, as reported in The Wall Street Journal.

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

                                   PART II.

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

  The following are incorporated by reference:

  . The Annual Report of Pfizer Inc. on Form 10-K for the year ended December 31, 1996,

  . all other reports we filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934,

  . the description of our common stock contained in our Registration
    Statement filed under Section 12 of the Securities Exchange Act of 1934,

  . and any amendment or report filed to update such description.

All documents later filed by us under Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, before we file a post-effective amendment that indicates all securities offered have been sold or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date that document was filed.

ITEM 4. DESCRIPTION OF SECURITIES

  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

  The validity of the securities has been passed upon by Margaret M. Foran, Esq., Senior Corporate Counsel and Assistant Secretary for the Company. Ms. Foran beneficially owns Common Stock and options to purchase Common Stock granted under the Pfizer Inc. Stock and Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

  Pursuant to Article V, Section 1 of its By-Laws, the Registrant shall indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or may hereinafter be amended. The Company is insured against actions taken pursuant to its By-Laws and the directors and officers are insured directly at the Company's expense against such liabilities for which indemnification is not made. The Company has entered into agreements with its directors and certain of its officers requiring the Company to indemnify such persons to the fullest extent permitted by the Company's By-Laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

  Not Applicable

ITEM 8. EXHIBITS

EXHIBIT

 5 Opinion and Consent of Margaret M. Foran, Esq., Senior Corporate Counsel and Assistant Secretary.
23(b) Consent of KPMG Peat Marwick LLP, independent certified public accountants.

ITEM 9. UNDERTAKINGS

  The Company undertakes:

  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information about the plan of distribution not already disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be a new registration statement relating to the securities offered, and the offering of such securities at that time will be viewed as the initial bona fide offering.

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

  (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be viewed as the initial bona fide offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  UNDER THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE AUTHORIZED SIGNER IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 25TH DAY OF SEPTEMBER, 1997.

                                      Pfizer Inc.
                                      (Registrant)

                                               /s/ William C. Steere, Jr.
                                      By ______________________________________
                                           William C. Steere, Jr., Chairman of
                                              the Board and Chief Executive
                                              Officer (Principal Executive
                                                        Officer)

  UNDER THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE                        TITLE                    DATE

  /s/ William C. Steere, Jr.       Chairman of the Board         September 25,
-------------------------------     and Chief Executive              1997
    William C. Steere, Jr.          Officer, Director
                                    (Principal Executive
                                    Officer)

     /s/ David L. Shedlarz         Senior Vice President         September 25,
-------------------------------     and Chief Financial              1997
       David L. Shedlarz            Officer (Principal
                                    Financial Officer)

      /s/ Herbert V. Ryan          Vice President and            September 25,
-------------------------------     Controller (Principal            1997
        Herbert V. Ryan             Accounting Officer)

     /s/ Michael S. Brown          Director                      September 25,
-------------------------------                                      1997
       Michael S. Brown

                                   Director                      September  ,
-------------------------------                                      1997
       M. Anthony Burns

      /s/ W. Don Cornwell          Director                      September 25,
-------------------------------                                      1997
        W. Don Cornwell

     /s/ George B. Harvey          Director                      September 25,
-------------------------------                                      1997
       George B. Harvey

           SIGNATURE                        TITLE                    DATE

    /s/ Constance J. Horner        Director                      September 25,
-------------------------------                                      1997
      Constance J. Horner

   /s/ Stanley O. Ikenberry        Director                      September 25,
-------------------------------                                      1997
     Stanley O. Ikenberry

      /s/ Harry P. Kamen           Director                      September 25,
-------------------------------                                      1997
        Harry P. Kamen

    /s/ Thomas G. Labrecque        Director                      September 25,
-------------------------------                                      1997
      Thomas G. Labrecque

    /s/ Henry A. McKinnell         Director                      September 25,
-------------------------------                                      1997
      Henry A. McKinnell

      /s/ John F. Niblack          Director                      September 25,
-------------------------------                                      1997
        John F. Niblack

      /s/ Ruth J. Simmons          Director                      September 25,
-------------------------------                                      1997
        Ruth J. Simmons

     /s/ Jean-Paul Valles          Director                      September 25,
-------------------------------                                      1997
       Jean-Paul Valles

                                 EXHIBIT INDEX


EXHIBIT
-------
  5        Opinion and Consent of Margaret M. Foran, Esq., Senior Corporate Counsel and
           Assistant Secretary
 23(b)     Consent of KPMG Peat Marwick LLP, independent certified public accountants